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EXHIBIT 99.1

NEWS RELEASE                                                    BENZ
                                                             ENERGY INC.

November 8, 2000
                                                        FOR IMMEDIATE RELEASE


                   BENZ ENERGY INC. FILES BANKRUPTCY PETITION

       HOUSTON, TEXAS - BENZ ENERGY INC. (CDX: BZG.V) today announces that Benz and its wholly owned subsidiary Texstar Petroleum, Inc. jointly filed a petition for protection under Federal bankruptcy law in the United States Bankruptcy Court, Eastern District of Texas. The decision to seek protection was taken because the Company now believes that a restructuring of its indebtedness cannot be completed without the protection and assistance of the bankruptcy court.

       Timing of the bankruptcy filing was imposed by several factors, including (1) the acceleration of the Company's $25.7 million senior secured credit facility, (2) the liquidation of the Company's natural gas hedge associated with the credit facility and subsequent demand for $6.8 million of liquidation cost, (3) the posting for foreclosure of all collateral by the Company's senior secured creditor, (4) notice of default under the Company's secured note with certain trade vendors, and (5) the acceleration of the Company's $20.8 million of senior subordinate convertible debentures due to nonpayment of interest due September 30, 2000. The event of default on the senior secured credit facility and the associated hedge liquidation are a result of the substantial decline in independently estimated proven reserves that serve as collateral for the credit facility. The decline in proven reserves and associated decline in net production combined with the additional burden of the hedge liquidation cost made the process of working through a restructuring problematic without the protection of a bankruptcy filing.

       Benz anticipates filing in the near term a disclosure statement and re-organization plan that the Company believes is fair to both its creditors and shareholders and incorporate current settlement discussions being held with creditors.

       Benz Energy Inc. is an exploitation and production oil and gas company based in Houston, Texas, focused on natural gas in the onshore U.S. Gulf Coast region of Mississippi and Texas. Its offices have been relocated to 110 Cypress Station Dr. #255, Houston, Texas 77090; the new telephone numbers are 281-586-7491 and (fax) 281-583-2699.

                                      # # #


            CAUTIONARY STATEMENT AS TO FORWARD-LOOKING INFORMATION

       Investors are cautioned that the preceding statements of the Company include certain estimates, assumptions and other forward-looking information ("forward-looking statements (information)") within the meaning of the Securities Litigation Reform Act. The actual future performance, developments and/or results of the Company may differ materially from any or all of the forward-looking statements (information), which include current expectations, estimates and projections, in all or part attributable to general economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including negotiations with other parties, rates of inflation, natural gas prices, reserve estimates, drilling risks, future production of oil and gas, changes in future costs and expenses related to oil and gas activities and hedging, financing availability, results of its bankruptcy filing and other risks related to financial activities.

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                         For additional information:
      110 Cypress Station Dr., #255, Houston, Texas 77090, 281-586-7491,
                               Fax: 281-583-2699